Ex 99.1

ACME UNITED CORPORATION NEWS RELEASE

CONTACT: Paul G. Driscoll Acme United Corporation 1 Waterview Drive Shelton, CT 06484

Phone: (203) 254-6060

FOR IMMEDIATE RELEASE February 26, 2026

ACME UNITED REPORTS 12% INCREASE IN EARNINGS PER SHARE FOR THE

FOURTH QUARTER OF 2025

SHELTON, CT – February 26, 2026 – Acme United Corporation (NYSE American: ACU) today announced that net sales for the quarter ended December 31, 2025 were $47.5 million compared to $45.9 million in the fourth quarter of 2024, an increase of 3%. Net sales for the year ended December 31, 2025 were $196.5 million compared to $194.5 million in 2024, an increase of 1%.

Net income was $1.9 million, or $0.46 per diluted share, for the quarter ended December 31, 2025, compared to $1.7 million, or $0.41 per diluted share, for the same period in 2024, an increase of 10% in net income and 12% in diluted earnings per share.

Net income for the year ended December 31, 2025 was $10.2 million, or $2.49 per diluted share, compared to $10.0 million, or $2.45 per diluted share, for 2024, an increase of 2% in both net income and diluted earnings per share.

Chairman and CEO Walter C. Johnsen said, “Our team successfully navigated customer uncertainty and increased costs due to tariffs during 2025. The tariffs were suddenly imposed in April and changed abruptly many times throughout the year. Sales to our retail customers were particularly impacted as they postponed and cancelled promotions. We are now seeing improvement in retail activity.”

Mr. Johnsen continued, “In January 2026, we acquired My Medic, which sells tactical, trauma and emergency response products directly to consumers. Revenues in 2025 were approximately $19 million and the purchase price was $18.7 million. We are actively working to integrate My Medic and build its revenues by expanding its product offering and distribution in the U.S. and Canada.”

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Mr. Johnsen added, “We have a strong balance sheet and we continue to reap the benefits of our investments in increased distribution capacity, productivity improvements and cost reduction initiatives. As a result, we believe that we continue to be well-positioned for growth, including through acquisitions,” and look forward to a strong year.

For the three months ended December 31, 2025, net sales in the U.S. segment were constant compared to the same period in 2024. For the year ended December 31, 2025, net sales in the U.S. segment declined 1% compared to 2024. Sales of first aid and medical products were strong. However, sales of school and office products were lower mainly due to the cancellation of customer orders as a result of tariff uncertainty.

European net sales for the three months ended December 31, 2025 increased 31% in U.S. dollars and 22% in local currency compared to the fourth quarter of 2024. On October 1, 2025, the Company’s German subsidiary acquired a line of cutting and sharpening tools that contributed approximately $0.5 million in fourth quarter sales. Net sales for the year ended December 31, 2025 increased 8% in U.S. dollars and 4% in local currency compared to 2024.

Net sales in Canada for the three months ended December 31, 2025 increased 14% in both U.S. dollars and local currency compared to the same period in 2024. Net sales for the year ended December 31, 2025 increased 14% in U.S. dollars and 16% in local currency compared to 2024. The increases in sales for both periods were due to strong sales of first-aid products.

Gross margin was 38.2% in the three months ended December 31, 2025 versus 38.7% in the same period last year. Gross margin was 39.4% for the year ended December 31, 2025 compared to 39.3% for the same period in 2024.

The Company’s bank debt less cash as of December 31, 2025 was $18.1 million compared to $21.5 million as of December 31, 2024. During the year ended December 31, 2025, the Company distributed approximately $2.3 million in dividends on its common stock, purchased the cutting and sharpening line of products in Germany for approximately $1.6

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million and generated approximately $13.6 million in free cash flow, before the purchase for cash of a new $6 million manufacturing and distribution facility in Tennessee in July 2025 to expand the Company’s Spill Magic business.

Conference Call and Webcast Information

Acme United will hold a conference call to discuss its quarterly results, which will be broadcast on Thursday, February 26, 2026, at 12:00 p.m. ET. To listen or participate in a question-and-answer session, dial 877-407-0784. International callers may dial 201-689-8560. The confirmation code is13758729. You may access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.acmeunited.com. A replay may be accessed under Investor Relations, Audio Archives.

About Acme United

ACME UNITED CORPORATION is a leading worldwide supplier of innovative safety solutions and cutting technology to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include First Aid Only®, First Aid Central®, PhysiciansCare®, Pac-Kit®, Spill Magic®, Westcott®, Clauss®, DMT®, Med-Nap®, Elite First Aid® and My Medic®. For more information, visit www.acmeunited.com.

Forward Looking Statements

The Company may from time to time make written or oral “forward-looking statements” including statements contained in this report and in other communications by the Company, which are made in good faith pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on our beliefs as well as assumptions made by and information currently available to us. When used in this document, words like “may,” “might,” “will,” “except,” “anticipate,” “believe,” “potential,” and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from our current expectations.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and

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adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that may impact the Company’s business, operations and financial results.

These risks and uncertainties include, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of volatility in global economic conditions, including the impact on the Company’s suppliers and customers; (iii) international trade policies of the United States or foreign governments and their impact on demand for our products and our competitive position, including the imposition of new tariffs, changes in existing tariff rates or the threat of any such action;*1(iv) the continuing adverse impact of inflation, including product costs, and interest rates; (v) potential adverse effects on the Company, its customers, and suppliers resulting from the conflicts in Ukraine and the Middle East; (vi) additional disruptions in the Company’s supply chains, whether caused by pandemics, natural disasters, including trucker shortages, strikes, port closures or otherwise; (vii) labor related costs the Company has and may continue to incur, including costs of acquiring and training new employees and rising wages and benefits; (viii) currency fluctuations; (ix) the Company’s ability to effectively manage its inventory in a rapidly changing business environment; (x) changes in client needs and consumer spending habits; (xi) the impact of competition; (xii) the impact of technological changes including, specifically, the growth of online marketing and sales activity; and (xiii) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; and (xiv) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOURTH QUARTER REPORT 2025
(Unaudited)

	Three Months Ended	Three Months Ended
Amounts in 000's except per share data	December 31, 2025	December 31, 2024

Net sales	$47,524	$45,943
Cost of goods sold	29,376	28,178
Gross profit	18,148	17,765
Selling, general and administrative expenses	15,247	15,483
Operating income	2,901	2,282
Interest expense, net	338	427
Other expense (income), net	90	(8)
Income before income tax expense	2,473	1,863
Income tax expense	596	153
Net income	$1,877	$1,710

Shares outstanding - basic	3,807	3,748
Shares outstanding - diluted	4,076	4,155

Earnings per share - basic	$0.49	$0.46
Earnings per share - diluted	0.46	0.41

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOURTH QUARTER REPORT 2025
(Unaudited)

	Year Ended	Year Ended
Amounts in 000's except per share data	December 31, 2025	December 31, 2024

Net sales	$196,542	$194,490
Cost of goods sold	119,132	118,139
Gross profit	77,410	76,351
Selling, general and administrative expenses	62,685	62,211
Operating income	14,725	14,140
Interest expense, net	1,560	1,942
Other expense (income), net	47	(95)
Income before income tax expense	13,118	12,293
Income tax expense	2,933	2,270
Net income	$10,185	$10,023

Shares outstanding - basic	3,787	3,701
Shares outstanding - diluted	4,087	4,099

Earnings per share - basic	$2.69	$2.71
Earnings per share - diluted	2.49	2.45

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
FOURTH QUARTER REPORT 2025
(Unaudited)

Amounts in $000's
	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$3,596	$6,399
Accounts receivable, net	29,098	28,236
Inventories	59,852	56,254
Prepaid expenses and other current assets	3,649	4,571
Total current assets	96,195	95,460

Property, plant and equipment, net	38,541	31,653

Operating lease right of use asset	6,881	4,826
Intangible assets, less accumulated amortization	19,473	20,323
Goodwill	9,908	9,908
Total assets	$170,998	$162,170

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$8,066	$9,005
Operating lease liability - short term	1,446	1,564
Mortgage payable - short term	454	437
Other current liabilities	12,906	11,866
Total current liabilities	22,872	22,872

Long-term debt	11,853	17,606
Mortgage payable - long term	9,432	9,868
Operating lease liability - long term	5,532	3,367
Deferred income taxes	3,685	1,465
Other non-current liabilities	13	12
Total liabilities	53,387	55,190
Total stockholders' equity	117,611	106,980
Total liabilities and stockholders' equity	$170,998	$162,170